Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Cinco Resources, Inc. of our report dated January 12, 2012 relating to our audits of the consolidated financial statements of Cinco Resources, Inc. and its subsidiaries as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Hein & Associates LLP

Dallas, Texas

January 12, 2012